Exhibit 10.8

INVESTMENT AGREEMENT

Chapter 1 General Statement

Article 1: The Parties
Party A: Hunan Qiyang Industrial Zone Management Committee
Corporate Representative: Xiaochun Liu
Address: Wuxi South Road, Wuxi Town, Qiyang County
Website: www.qdz.gov.cn
Tel.: 086-0746-3270338, 086-0746-3211789
Fax: 086-0746-3270339

Party B: Hunan Xiangmei Food Co., Ltd.
Corporate Representative: Taiping Zhou
Address: 200 Shoujing Road, Wuxi Town, Qiyang County
Tel.: 086-0746-3269828
Fax: 086-0746-3269828

Article 2: This Agreement is entered into and between the parties, upon friendly consultations and negotiations under the PRC Contract Law, Qiyang Industrial Zone Project Management Rules (the “Rules”) and related rules and regulations, on the following terms and conditions mutually agreed upon.

Chapter 2 Introduction of the Project
Article 3: Party B agrees to invest ￥50,000,000 (including fixed asset investment of ￥30,000,000 and registered capital of ￥10,000,000) to incorporate new companies within the Industrial Zone under the Party A’s management for the business operation of producing ice cream and pre-pared frozen food.

Article 4: Party A shall incorporate the new companies within the territory from the north of Dengta Road and within the west of Baizhu Road (see the permitted land use territory by red line on the attached map).  The total permitted land area is 100 Mu (66.66 Sq. Km) (the land use permit will be issue by two installments-the first permit is for 60 Mu and the second permit is for 40 Mu).  The nature of such land use permit is the state-owned land for lease, for the purpose of industrial use only, with the permitted period of 50 years (from the date that the State-Owned Land Use Right Certificate is issued).

Article 5: From the date of this Agreement, Party B shall deposit the lease payment fee of ￥20,000/Mu with Party A within 15 business days for the first permit of total 60 Mu.  Upon the receipt of the payment of ￥1,200,000.00 for the first permit from Party B to the bank account desired by Party A (Bank: Qiyang Village and Town Bank; Account Name: Hunan Qiyang Industrial Construction Investment Co., Ltd.; Account #: 800083888503011), Party A shall deliver the desired land to Party B for use.  Upon the completion of the incorporation project, Party A shall settle the deposited payment made by Party B to Party A in accordance with the Rules and issue Party B the State-Owned Land Use Right Certificate.

Article 6: Under the Rules and related laws and the state policies, the parties agree that the minimum investment on the project shall be ￥500,000.00/Mu.  In the event that the investment is less than the above, Party B agrees to reimburse Party A the difference in payment by a lump sum payment calculated by the following formula: ￥80,000 (the required minimum lease payment fee for the industrial use purpose land) × the investment price agreed in this Agreement (￥500,000.00/Mu) ÷ actual invested amount.

Article 7: the total construction period for Party B’s project is 24 months, from the date that Party A issued the Notice to Initiate the Project Construction to Party B.  In the event that the project is delayed by the reason of Party A or Force Force Majeure, Party A consents that Party B could defer the project accordingly.

Article 8: Party B shall conduct the business operation within the permitted business scope set forth in the business license issued by the industrial and commercial office.

Chapter 3 Introduction of the Project
Article 9 Rights and Obligations of Party A
1)	Party A shall be responsible to deliver Party B the land with the access to water, electricity, transportation, gas, communication facilities and usable land conditions.
2)
Party A shall provide comprehensive assistance to Party B on a timely basis to follow up the project and resolve any possible difficulties and issues incurred to Party B during the project construction and operation.

3)
Party A shall follow the Regulation to Attract the Investment for Progressive Industrial Development in Qiyang County (the Qi Policy # [2007] 15) and the Rules to grant Party B the entitled favorable policies and treatments.

Article 10 Rights and Obligations of Party B
1)	Upon the receipt of the related licenses and certificates, Party B shall have the independent right to conduct the business operation without interferences under the laws.
2)
Party B shall file necessary applications for the project construction and follow the agreed requirements on the investment amount, buildings locations and the desired density.  Party shall not start the construction without Party A’s prior review and consent to the blue prints of the construction plans.

3)
Party B shall be responsible to the road construction, water supply and drainage, electricity supply, communication supply, green-belts planting, fire protection and other related environmental friendly constructions.  Any related facilities shall be used in business only upon the prior inspection and consent by Party A and related offices.

4)
Party B shall start and complete the project at a timely basis.  Before the completion of the project, Party B shall submit application for completion to Party A in writing.  In the event Party B fails to submit the above application, the project shall deem uncompleted.

5)
Party B shall not change the use purpose of the land and shall not lease, pledge or transfer the land use right to a third party before the project is completed.  Otherwise, Party A shall have the right to forfeit the land and any thing that is an appurtenant to land from Party B without any payment or reimbursement to Party B.

6)	Party B shall conduct the business operation under the laws, file the required taxes, conduct the safety production codes and follow the management and services from Party A.

Chapter 4 Breach of the Contract
Article 11: Upon the entrance of this Agreement, if Party A fails to follow the Rules and change the permitted land area or reduce the land area as agreed to in this Agreement, it will constitute the breach of contract by Party A.  If Party B fails to start and complete the project at a timely basis, it will constitute the breach of contract by Party B.

Article 12: Upon the entrance of this Agreement, if any party fails to comply with the Rules, the party shall be fully responsible for its breach under this Agreement.  Any party causing the failure to execute this agreement shall pay the other party ￥10,000.00 for its breach liabilities.  In the event that the other party’s losses exceed the above amount, the breaching party shall compensate the other the losses amount actually incurred.

Chapter 5 Resolution of Disputes
Article 13: Any disputes between the parties under this Agreement shall be resolved through amicable negotiations in good faith.  In the event that the disputes can not be resolved through negotiation, the parties agree to refer the disputes to the Yongzhou City Arbitration Committee for arbitration purpose.

Chapter 6 Miscellaneous
Article 14: Any project proposals, feasibility report, land map, the copies of the Qi Policy # [2007] 15 and the Rules shall be incorporated into this Agreements as addendum with same legal effect of this Agreement.

Article 15: Any matters not described in this Agreement shall be subject to the parties’ negotiation.

Article 16: This Agreement shall be executed in four copies with two copies for each party upon the following signatures of the parties, and each executed copy shall constitute an original but both of which together shall constitute one and the same instrument.

Party A: [Corporate Seal]	Party B: [Corporate Seal]
Corporate Representative: Xiaochun Liu	Corporate Representative: Taiping Zhou
09/23/2009